Exhibit 23.3

Ore Reserves Engineering
Alan C. Noble, P.E.
Principal Engineer

Consent of Expert

To: Gryphon Gold Corporation

I, Alan C. Noble, do hereby consent to the filing of the written disclosure of the technical report titled the "Technical Report on the Mineral Resources of the Borealis Gold Project" dated August 15, 2006 and revised January 11, 2007 (the "Technical Report") and any extracts from or a summary of the Technical Report in the Registration Statement on Form S-1 dated April 25, 2008 (the "Registration Statement") of Gryphon Gold Corporation, and to the filing of the Technical Report with United States Securities and Exchange Commission.

I also consent to the use of my name in the Registration Statement.

Dated this 29th day of April, 2008.

/s/  Alan C. Noble
      Alan C. Noble

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